Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

January 30, 2006

The Board of Directors
of Genesys S.A.

Ladies and Gentlemen:

        We are acting French counsel for Genesys S.A. (the "Company") in connection with the Registration Statement on Form F-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of new ordinary shares (the "New Shares"), in the form of ordinary shares or American depositary shares ("ADSs"), in a warrants offering to existing holders of its ordinary shares and ADSs. The New Shares are being offered by means of the distribution to the Company's shareholders of warrants (the "Warrants") to purchase the New Shares.

        We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of ordinary shares, including resolutions of the board of directors and extraordinary general shareholders' meetings of the Company (the "Resolutions") authorizing the issuance, offering, and sale of ordinary shares (including by means of distribution of instruments such as the Warrants), and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

        We express no opinion as to any laws other than the laws of France and this opinion is to be construed under French law and is subject to the jurisdiction of the French courts.

        Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

        1.     The Company is a validly existing société anonyme under the laws of France.

        2.     The New Shares, when issued by the Company in accordance with the resolutions of the extraordinary general meetings of shareholders and the board of directors referred to above and paid for in full and upon the Company's being credited for the issue price in freely available funds, will be validly issued and fully paid.

        3.     The Warrants, when issued by the Company in accordance with the resolutions of the extraordinary general meetings of shareholders and the board of directors referred to above, will be valid and binding obligations of the Company under French law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading "Legal Matters" in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ ANDREW A. BERNSTEIN Andrew A. Bernstein, a Partner